EXHIBIT 10.1

                            SHARE EXCHANGE AGREEMENT

         THIS AGREEMENT (the "Agreement") is dated as of May 27, 2003, by and between Eline Entertainment Group, Inc., a Nevada corporation ("Eline"), Industrial Holding Group, Inc., a Florida corporation ("Industrial"), Industrial Fabrication & Repair, Inc., a Tennessee corporation ("IFR") and Lester E. Gann ("Gann"), the sole shareholder of IFR. Eline and Industrial are sometimes hereinafter collectively referred to as the "Company."

                                    PREAMBLE

         WHEREAS, Gann owns all of the issued and outstanding shares of common stock of IFR; and

         WHEREAS, Eline is desirous of acquiring 100% of the issued and outstanding shares of IFR's common stock from Gann in exchange for one million (1,000,000) shares of the common stock of Industrial; and

         WHEREAS, it is intended that this transaction be a tax-free exchange pursuant to the rules and regulations of the Internal Revenue Code, as amended; and

         WHEREAS, as a result of this Agreement, IFR will be a wholly-owned subsidiary of Industrial, with all of the common stock of Industrial being owned by Gann and all of the Series A Preferred Stock of Industrial being owned by Eline.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants herein contained, the parties hereto agree as follows:

         1. RECITALS. The above recitals are true, correct and are herein incorporated by reference.

         2. EXCHANGE OF SHARES. At the Closing (as hereinafter defined) Gann agrees to transfer to Eline [X] shares of the common stock of IFR (the "IFR Common Stock"), which represents all of the issued and outstanding capital stock of IFR, solely in exchange for one million (1,000,000) shares of the common stock of Industrial ("Industrial Common Stock"). Gann agrees to deliver the certificates representing the IFR Common Stock to Eline on the Closing Date, and Eline agrees to deliver a certificate to Gann representing the Industrial Common Stock. The certificate to be delivered by Gann at the Closing shall be in negotiable form, and the certificate delivered by Eline at the Closing shall be subject to restrictions on transferability pursuant to Federal and state securities laws including, but not limited to, Rule 144 of the Securities Act of 1933, as amended or as applicable.

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         3. CLOSING DATE. The closing ("Closing") shall be held on the date hereof or such other date and time as may be agreed upon by the parties ("Closing Date").

         4. REPRESENTATIONS OF INDUSTRIAL. Industrial hereby makes the following representations and warranties to Gann, each of which is true as of the date hereof and will be true as of the Closing Date with the same effect as though such representations and warranties had been made on the Closing Date:

                  (a) Industrial is validly organized, existing and in good standing under the laws of the State of Florida; that this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite corporate action; that Industrial has the full right, power and capacity to execute and deliver this Agreement and perform its obligations hereunder; that the execution and delivery of this Agreement and the performance by Industrial of its obligations pursuant to this Agreement do not constitute a breach of or a default under any agreement or instrument to which Industrial is a party or by which it or any of its assets are bound; and that this Agreement, upon execution and delivery of the same by Industrial, will represent the valid and binding obligation of Industrial in accordance with its terms.

                  (b) The authorized capital stock of Industrial consists of one hundred million (100,000,000) shares of common stock, par value $.01 per share and ten million (10,000,000) shares of preferred stock par value $.01 per share. Of the authorized preferred stock, one (1) share has been designated as Series A Preferred Stock, the designations, rights and preference of which are set forth on Exhibit A attached hereto and incorporated herein by such reference. All of the shares of capital stock have been duly authorized and validly issued, and are fully paid and nonassessable and no personal liability attaches to the ownership thereof. The shares of Series A Preferred Stock are the sole outstanding shares of capital stock of Industrial, and there are no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the shares of capital stock or any unissued or treasury shares of capital stock of Industrial. Industrial has no subsidiary corporations. The Industrial Common Stock to be issued to Gann at Closing will be fully paid and non-assessable.

                  (c) Except for the consent of Eline, which is given by its execution of this Agreement, Industrial does not require any third party consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, in connection with the execution and delivery of this Agreement by Industrial and the performance by it of its obligations hereunder.

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                  (d) Other than matters related to its incorporation and the issuance of the share of Series A Preferred Stock to Eline, Industrial has undertaken no activities since its formation. Industrial is not a party to any contracts or agreements.

                  (e) Industrial does not require any license, permit, franchise, authorization and approval by any federal, state or local government, or any department, agency, board, commission, bureau or instrumentality to conduct its business as contemplated.

                  (f) There are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the best of the Industrial's knowledge, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against Industrial or any of its officers, directors, employees, agents or affiliates involving, affecting or relating to any assets, properties or operations of Industrial or the transactions contemplated by this Agreement, nor is any basis known to it for any such action, suit, proceeding or investigation.

         5. REPRESENTATION OF GANN. Gann hereby makes the following representations and warranties to the Company, each of which is true as of the date hereof and will be true as of the Closing Date with the same effect as though such representations and warranties had been made on the Closing Date:

                  (a) Gann has valid and marketable title to all of the shares of IFR Common Stock, free and clear of any liens, claims, charges, security interests or other legal or equitable encumbrances, limitations or restrictions.

                  (b) Gann has the power to enter into this Agreement and to carry out the obligations hereunder. This Agreement constitutes the valid and binding obligation of Gann and is enforceable against him in accordance with its terms.

                  (c) Gann is acquiring the shares of Industrial Common Stock for his own account and has no present arrangement or agreement for the sale, pledge or hypothecation of the shares of Industrial Common Stock to any other person or firm and Gann has acknowledged that he is acquiring the Industrial Common Stock in good faith for the purposes of investment, that the shares have not been registered under the Securities Act of 1993, as amended, and that he has agreed to the placement of a restrictive legend thereon.

         6. REPRESENTATIONS OF IFR. IFR hereby makes the following representations and warranties to the Company, each of which is true as of the date hereof and will be true as of the Closing Date with the same effect as though such representations and warranties had been made on the Closing Date:

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                  (a) IFR is validly organized, existing and in good standing under the laws of the State of Tennessee; that this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite corporate action; that IFR has the full right, power and capacity to execute and deliver this Agreement and perform its obligations hereunder; that the execution and delivery of this Agreement and the performance by IFR of its obligations pursuant to this Agreement do not constitute a breach of or a default under any agreement or instrument to which IFR is a party or by which it or any of its assets are bound; and that this Agreement, upon execution and delivery of the same by IFR, will represent the valid and binding obligation of IFR in accordance with its terms. The representations and warranties set forth herein shall survive the termination of this Agreement.

                  (b) The authorized capital stock of IFR consists of [X] shares of common stock, par value $.01 per share . The shares of IFR Common Stock are the sole outstanding shares of capital stock of IFR, and there are no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the shares of capital stock or any unissued or treasury shares of capital stock of IFR. IFR has no subsidiary corporations. The IFR Common Stock to be transferred to Eline at Closing will be fully paid and non-assessable.

                  (c) Except for the consent of Gann, which is given by his execution of this Agreement, Industrial does not require any third party consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, in connection with the execution and delivery of this Agreement by IFR and the performance by it of its obligations hereunder.

                  (d) IFR has heretofore furnished to Eline financial statements as of and for the year ended on December 31, 2002 and the three months ended March 31, 2003 (the "Financial Statements"). The Financial Statements present fairly, in all material aspects, the financial position, results of operations and changes in financial position of IFR as of such dates and for the periods then ended. IFR has operated in the ordinary course of business consistent with past practice and there has not been any material adverse change in the assets, properties, business, operations, prospects, net income or conditions financial or otherwise of IFR. IFR does not know or has reason to know of any event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of IFR.

                  (e) Except for the blanket security interest held by Gann against the assets of IFR (the "Gann Security Interest"), a copy of which is attached hereto as Exhibit B and incorporated herein by such reference, IFR has no indebtedness or

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liability, absolute or contingent, known or unknown, which is not shown or provided for on the Financial Statements of IFR as of that date included in the Financial Statements other than liabilities incurred or accrued in the ordinary course of business since March 31, 2003. The Gann Security Interest shall remain in full force and effect following the Closing, subject to the provisions of Paragraph 12 hereof. Except as shown in such balance sheets or in the notes to the Financial Statements, IFR is not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person.

                  (f) IFR does not require any license, permit, franchise, authorization and approval by any federal, state or local government, or any department, agency, board, commission, bureau or instrumentality to conduct its business as contemplated.

                  (g) There are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the best of the IFR's knowledge, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against IFR or any of its officers, directors, employees, agents or affiliates involving, affecting or relating to any assets, properties or operations of Industrial or the transactions contemplated by this Agreement, nor is any basis known to it for any such action, suit, proceeding or investigation.

         7. CONDITIONS OF CLOSING. All of the obligations of the parties hereto under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions:

                  (a) Delivery by Gann to Eline of the certificate(s) representing the IFR Common stock; and

                  (b) Delivery by Eline to Gann of the certificate representing the Industrial Common Stock.

         8. OPERATION OF IFR AFTER CLOSING.

                  (a) Gann is the principal executive officer of IFR, responsible for its business and operations. After the Closing, Gann will continue to fulfill those duties in the same manner, and with the same devotion of substantially all of this time and efforts.

                  (b) Gann will submit operating budgets to Eline for its approval, which such approval will not be unreasonably withheld, and Eline and Gann shall agree regarding the hiring or retention of any employees or consultants that are not involved in the day-to-day operations of the IFR.

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                  (c) Effective with the Closing Date, Eline will charge IFR a monthly management fee, commencing the month immediately following the Closing Date, and continuing thereafter until such time the occurrence of the events described in either Paragraph 10 or Paragraph 11 of this Agreement. The initial amount of such fee shall be equal to the greater of 50% of the IFR's Free Cash Flow. For the purposes of this Agreement, Free Cash Flow means net income from operations plus depreciation less principal payments on the Gann Obligations.

                  (d) Subsequent to the Closing Date, Eline will advance IFR at various times and in various amounts an aggregate of two hundred thousand dollars ($200,000) to be used by IFR for general working capital.

         9. ADDITIONAL ISSUANCES OF INDUSTRIAL SECURITIES; CONVERSION OF INDUSTRIAL COMMON STOCK.

                  (a) So long as Gann is a shareholder of Industrial, Industrial shall not issue, nor shall any party to this Agreement cause Industrial to issue, any additional shares of Industrial Common Stock, nor options, warrants or other rights to acquire shares of Industrial Common Stock without the prior written consent of Gann and Eline.

                  (b) So long as Eline is the holder of the presently outstanding share of Industrial Series A Preferred Stock, Industrial shall not issue, nor shall any party to this Agreement cause Industrial to issue, any additional shares of Industrial preferred stock, nor options, warrants or other rights to acquire any series of Industrial preferred stock without the prior written consent of Eline and Gann.

                  (c) The shares of Industrial Common Stock acquired by Gann pursuant to this Agreement shall be convertible into shares of Eline's common stock, at such time and upon such terms and conditions as Eline and Gann may mutually agree to in future periods.

         10. AMOUNTS DUE GANN BY IFR.

                  (a) IFR is presently indebted to Gann in the approximate principal amount of approximately $1,100,000 (the "Gann Obligations") which is evidenced in part by the Gann Security Interest which is in the process of being filed on Gann's behalf by IFR's attorney as of the date of this Agreement. Such approximate amount of the Gann Obligations shall be fixed upon the filing of the Gann Security Interest, which such definitive amount shall be incorporated into this Agreement without further amendments by any party hereto. Following the Closing, the Gann Obligations shall continue to be serviced by IFR in the same method and manner as is presently being utilized, and no change in the servicing of same shall occur without Eline's prior written consent.

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                  (b) In the event of Gann's death or disability (as that term is hereinafter described) while the Gann Obligations remain outstanding (the "Incapacity Event"), the due date of the Gann Obligations shall be accelerated to a date equal to ninety (90) days from the date of the Incapacity Event. The Company would have the option of either (i) paying the amount of the Gann Obligations in cash on this accelerated basis (the "Cash Settlement") or (ii) undertaking the sale of the assets of IFR, including but not limited to its inventory and equipment (the "Asset Sale"), and utilizing the proceeds from such sale to satisfy the Gann Obligations.

                  (c) In the event the Company should elect to satisfy the Gann Obligations pursuant to a Cash Settlement, and thereafter should it sell the assets or stock of IFR to a third party (the "IFR Sale"), Gann or Gann's estate as the case may be will be entitled to receive a portion of the Net Realized Proceeds (which shall mean the sum as determined in the following table) of the IFR Sale in an amount up to a maximum of $500,000. If the Net Realized Proceeds from the IFR Sale exceed $500,000, the Company would be entitled to retain any overage and in the event the Net Realized Proceeds from the IFR Sale are less than $500,000, Gann or Gann's estate would not be entitled to any additional proceeds therefrom. The following are two examples thereof:

         If the Net Realized Proceeds Exceed $500,000

         Net Proceeds ...................................  $ 1,800,000
         Less Cash Settlement of Gann Obligations .......   (1,000,000)
         Less repayment of amounts advanced by Company ..     (200,000)
                                                           -----------
         Net Realized Proceeds ..........................  $   600,000

         Portion of Net Realized Proceeds to:

                           Gann or Gann's estate ........      500,000
                           The Company ..................      100,000


         If the Net Realized Proceeds Do Not Exceed $500,000

         Net Proceeds ...................................  $ 1,500,000
         Less Cash Settlement of Gann Obligations .......   (1,000,000)
         Less repayment of amounts advanced by Company ..     (200,000)
                                                           -----------
         Net Realized Proceeds ..........................  $   300,000

         Portion of Net Realized Proceeds to:

                           Gann or Gann's estate ........      300,000
                           The Company ..................            0

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For the purposes of this Paragraph, Net Proceeds shall equal the gross amount received by the Company from the IFR Sale, less any direct costs associated with the IFR Sale such as legal and accounting fees and investment banking and associated fees.

                  (d) In the event the Company should elect to undertake the Asset Sale, it would engage an individual or company with expertise in the sale of assets of similar businesses to assist it in attaining the highest dollar value therefore. If the proceeds from the Asset Sale exceed the amount of the Gann Obligations, the first $500,000 of the excess proceeds over the amount of the Gann Obligations less all amounts previously advanced by the Company to IFR would be paid to Gann or Gann's estate and thereafter the Company would be entitled to retain any overage in excess of such $500,000. In the event the proceeds from the sale are less than the amount of the Gann Obligations, the Company would satisfy any deficiency in cash from other sources.

                  (e) Upon the satisfaction of the Gann Obligations pursuant to this Paragraph 10, the Industrial Common Stock owned by Gann will be automatically cancelled without further action by any party. The provisions of this Paragraph 10 will not apply to any transactions which are undertaken pursuant to Paragraph 11 hereof. For the purposes of this Agreement, "disability" shall be deemed to have occurred if (A) Gann is unable, by reason of a physical or mental condition, to perform his duties under this Agreement for an aggregate of 180 days in any 12-month period or (B) Gann has a guardian of the person or estate appointed by a court of competent jurisdiction.

         11. DISTRIBUTION OF PROCEEDS UPON SALE OF IFR. In the event Eline should determine to sell the business and operations of IFR (the "IFR Disposition") at some point in the future, Eline will obtain the consent of Gann prior to undertaking the IFR Disposition, which such consent shall not be unreasonably withheld by Gann. Upon the consummation of the IFR Disposition, if the Aggregate Proceeds (as that term is hereinafter described) received by Industrial from such transaction are equal to or less than $1.5 million, all amounts previously advanced by Eline to Industrial for the benefit of IFR shall be repaid in full from the proceeds and any remaining Aggregate Proceeds shall be paid to Gann and the Gann Obligations shall be deemed paid in full. For example, if the Aggregate Proceeds received by Industrial from the IFR Disposition are $1.5 million, and Eline shall have previously advanced $200,000, Eline would be entitled to the return of its $200,000 investment and Gann would be entitled to the remaining $1,300,000. If the Aggregate Proceeds received by Industrial from the IFR Disposition are between $1.5 million and $2.5 million, the Aggregate Proceeds would be reduced by (i) the first $1.5 million received, and (ii) all amounts previously advanced by Eline (collectively, the "Adjusted Aggregate Proceeds"), and then divided amongst

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the parties with Gann receiving 80% of the Adjusted Aggregate Proceeds and Eline receiving 20% of the Adjusted Aggregate Proceeds, and the Gann Obligations shall be deemed paid in full. For example, if the Aggregate Proceeds received by Industrial from the IFR Disposition are $2.0 million, and Eline would have previously advanced $200,000, each party would be entitled to the receive the following:

         Aggregate Proceeds .............................  $ 2,000,000
         Less ...........................................    1,500,000
         Less amounts due Eline .........................      200,000
                                                           -----------
         Adjusted Aggregate Proceeds ....................  $   300,000

         Due to Gann ....................................  $   240,000
         Due to Eline ...................................  $    60,000

         If the Aggregate Proceeds received by Industrial from the IFR Disposition are in excess of $2.5 million, the Aggregate Proceeds would be reduced by the Adjusted Aggregate Proceeds and then divided equally amongst the parties with Gann receiving 50% of the Adjusted Aggregate Proceeds and Eline receiving 50% of the Adjusted Aggregate Proceeds, and the Gann Obligations shall be deemed paid in full. For example, if the Aggregate Proceeds received by Industrial from the IFR Disposition are $3.0 million, and Eline would have previously advanced $200,000, each party would be entitled to the receive the following:

         Aggregate Proceeds .............................   $3,000,000
         Less ...........................................    1,500,000
         Less amounts due Eline .........................      200,000
                                                             ---------
         Adjusted Aggregate Proceeds ....................   $1,300,000

         Due to Gann ....................................   $  650,000
         Due to Eline ...................................   $  650,000

         For the purposes of this Agreement, Aggregate Proceeds shall equal the gross amount received from the IFR Disposition less any direct costs associated with the IFR Disposition, such as legal and accounting fees and investment banking and associated fees. Upon the satisfaction of the Gann Obligations pursuant to this Paragraph, the Industrial Common Stock owned by Gann will be automatically cancelled without further action by any party. The provisions of this Paragraph will not apply to any transactions which are undertaken pursuant to Paragraph 10 hereof.

         12. RELEASE OF GANN SECURITY INTEREST. In the event of either the satisfaction of the Gann Obligations, upon the occurrence of the events described in either Paragraph 10 or 11 hereof or otherwise, the Gann Security Interest shall be released by Gann and he shall promptly file a Financing Statement evidencing the satisfaction thereof.

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         13. OPTION TO PURCHASE REAL PROPERTY. The real property at which IFR's business and operations are presently conducted is owned by Gann and not IFR. In the event of an Incapacity Event, the Company is hereby granted an option to purchase the real property for nine hundred thousand dollars ($900,000). In the event the Company should not exercise this option to purchase following an Incapacity Event, and Gann or his estate receive a bona fide offer to purchase or otherwise transfer the real property for a lesser amount, the Company is hereby granted the right to match such offer prior to the sale or transfer of the real property to a third party.

         14. REPRESENTATIONS TO SURVIVE CLOSING. All the terms, conditions, warranties, representations and guarantees contained in this Agreement shall survive delivery of the IFR Common Stock and Industrial Common Stock transferred hereunder at the Closing and any investigations made by or on behalf of any party at any time.

         15. NOTICES. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given on the day when delivered in person or transmitted by confirmed facsimile transmission or on the third calendar day after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth below or to such other address as any party hereto shall designate to the other for such purpose in the manner herein set forth.

If to the Company          8905 Kingston Pike
or IRF:                    Suite 313
                           Knoxville, Tennessee 37923

If to Gann:                2415 Sycamore Drive
                           Knoxville, Tennessee 37921

         16. AMENDMENT OR ASSIGNMENT. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, executed by the party against which such modification, waiver, amendment, discharge, or change is sought.

         17. ENTIRE AGREEMENT. This Agreement contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein. All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.

         18. SEVERABILITY. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which

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will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

         19. CONSTRUCTION AND ENFORCEMENT. This Agreement shall be construed in accordance with the laws of the State of Tennessee, without and application of the principles of conflicts of laws. If it becomes necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, and such legal action results in a final judgment in favor of such party ("Prevailing Party"), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorney's's fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder. Any suit, action or proceeding with respect to this Agreement shall be brought in the state or federal courts located in Knox County in the State of T The parties hereto hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Knox County, Tennessee, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Knox County, Tennessee, has been brought in an inconvenient forum.

         20. BINDING NATURE, NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns, and is made solely and specifically for their b No other person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

         21. COUNTERPARTS. This Agreement may be executed in any number of counterparts, including facsimile signatures which shall be deemed as original signatures. All executed counterparts shall constitute one Agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        ELINE ENTERTAINMENT GROUP, INC.

                                        By: /s/ Barry A. Rothman
                                            ------------------------------------
                                            Barry A. Rothman, President


                                        INDUSTRIAL HOLDING GROUP, INC.

                                        By: /s/ Jayme Dorrough
                                            ------------------------------------
                                            Jayme Dorrough, Sole Director

                                        INDUSTRIAL FABRICATION & REPAIR, INC.

                                        By: /s/ Lester E. Gann
                                            ------------------------------------
                                            Lester E. Gann, President


                                            /s/ Lester E. Gann
                                            ------------------------------------
                                            Lester E. Gann

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